Exhibit 99.1

News Release
NYSE: MYE

Contacts:

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Announces $100 Million Long-Term Private Placement Debt Financing

October 23, 2013, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that it entered into a note purchase agreement for the private placement of notes totaling $100 million with a group of institutional investors on October 22, 2013. The proceeds will be used to grow key businesses and to repay existing debt.

The Senior Unsecured Notes will be funded in December 2013 and January 2014 in the following four series:

•	$40,000,000 4.67% Senior Notes, Series A, due January 15, 2021

•	$11,000,000 5.25% Senior Notes, Series B, due January 15, 2024

•	$29,000,000 5.30% Senior Notes, Series C, due January 15, 2024

•	$20,000,000 5.45% Senior Notes, Series D, due January 15, 2026

President and Chief Executive Officer John C. Orr said, “This private placement of debt provides Myers with the flexibility to execute our growth strategy focused on five key areas where we have a competitive advantage - returnable packaging, storage and safety products, tire repair and retread products, specialty molding, and distribution, and to do this at historically attractive long-term interest rates.”

The Company previously issued $100 million in Senior Unsecured Notes in December 2003 in two series consisting of $65 million at 6.08% that was due and paid in December 2010 and $35 million at 6.81% that is due and will be paid in December 2013.

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

1293 South Main Street — Akron, Ohio 44301 — (330) 253-5592 — Fax: (330) 761-6156	NYSE / MYE